UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 8, 2010

SPECTRUM GROUP INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11988	22-2365834
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

18061 Fitch Irvine, CA 92614
(Address of Principal Executive Offices) (Zip Code)

(949) 955-1250
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 8, 2010, Thor Gjerdrum resigned as Chief Financial Officer of the Company, a position he has held since June 2008.  Mr. Gjerdrum will continue as Chief Financial Officer of A-Mark Precious Metals, Inc., and will focus on the commercial aspects of the Company’s trading business, particularly its financing operations.

Also effective April 8, 2010, Paul Soth was appointed as Chief Financial Officer and Executive Vice President of the Company.  Mr. Soth, aged 51, served as Director of Income Tax Processes and Systems for Harrah’s Entertainment, Inc. from August 2009 until April 2010, and as Corporate Controller and Tax Manager for Fontainebleau Resorts from August 2006 to May 2009.  Mr. Soth also served as Tax Manager of Mandalay Resort Group from August 1999 to April 2005.  Mr. Soth graduated from California State University, San Marcos, with a B.S. in Business Administration – Accounting, and is completing his M.S. in Accountancy from the University of Phoenix.

Mr. Soth will receive a base salary of $200,000 per annum, plus a $25,000 non-accountable expense allowance to cover moving expenses.  He will also be entitled to participate in the Company’s bonus plan starting with the year ended June 30, 2011, based on the achievement of Company-wide and individual goals.  The Company also issued to Mr. Soth 30,000 restricted stock units, vesting 50% on May 1, 2011 and 50% on May 1, 2012.

A copy of the press release dated April 12, 2010, announcing the resignation of Mr. Gjerdrum and the appointment of Mr. Soth, is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 12, 2010

SPECTRUM GROUP INTERNATIONAL, INC.

By: /s/ Carol Meltzer
Name: Carol Meltzer
Title: General Counsel and Executive Vice
President